Exhibit 8



                        FIRST AMENDMENT, dated as of March 15, 1996 (the "First
                   Amendment"), among CONOPCO, INC., a New York corporation ("Parent"), CONOPCO ACQUISITION COMPANY, INC., a Delaware corporation ("Sub"), and HELENE CURTIS INDUSTRIES, INC., a Delaware corporation (the "Company"), to the AGREEMENT AND PLAN OF MERGER dated as of February 13, 1996 (the "Merger Agreement"), among Parent, Sub and the Company.


              WHEREAS Parent, Sub and the Company each desire to amend the Merger Agreement.


              NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

              1. SECTION 7.09(a) of the Merger Agreement is hereby amended to read in its entirety as follows:

              "(a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors administering the Stock Option Plans (as defined below)) may adopt such resolutions or take such other actions as are required to provide that (i) each stock option to purchase shares of Company Common Stock heretofore granted under any stock option, stock appreciation rights or stock purchase plan of the Company (collectively, the "Stock Option Plans") outstanding immediately prior to the consummation of the Offer, whether or not then exercisable, shall become fully exercisable immediately prior to the consummation of the Offer; (ii) each stock appreciation right heretofore granted under any Stock Option Plan outstanding immediately prior to the Offer, whether or not then exercisable, shall become fully exercisable immediately following the acceptance for payment of Shares pursuant to the Offer (the "Acceleration Time"); and (iii) all restrictions applicable to any restricted stock award heretofore granted under any Stock Option Plan outstanding immediately prior to the Offer shall lapse immediately prior to the consummation of the Offer."

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              2.  This First Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

              3. This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

              IN WITNESS WHEREOF, Parent, Sub and the Company have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                           CONOPCO, INC.,

                                            by  /s/ Thomas J. Hoolihan
                                              -----------------------------
                                              Name:  Thomas J. Hoolihan
                                              Title:  Secretary


                                           CONOPCO ACQUISITION COMPANY, INC.,

                                            by  /s/ Thomas J. Hoolihan
                                              -----------------------------
                                              Name:  Thomas J. Hoolihan
                                              Title:  Secretary


                                           HELENE CURTIS INDUSTRIES, INC.,

                                            by  /s/ Ronald J. Gidwitz
                                              -----------------------------
                                              Name:  Ronald J. Gidwitz
                                              Title:  President and Chief
                                                      Executive Officer